Exhibit 10.2

RETIREMENT AGREEMENT

This Retirement Agreement (the “Agreement”), dated as of June 12, 2022 (the “Effective Date”), is made and entered into by and among Latham Pool Products, Inc. (the “Company”), Latham Group, Inc., (“Parent”) and J. Mark Borseth (the “Employee,” and collectively, the “Parties”).

WHEREAS, the Employee is employed by the Company pursuant to the employment agreement dated as of February 12, 2020 as amended April 6, 2022, between the Employee and the Company (collectively the “Employment Agreement”);

WHEREAS, pursuant to the terms of the Employment Agreement, the Employee serves as the Company’s Chief Financial Officer;

WHEREAS, the Employee desires to retire from the Company and any of its subsidiaries and affiliates, including Parent (the “Company Group”) and Employee and the Company have agreed that Employee shall cease serving as the Chief Financial Officer of the Company Group effective as of July 11, 2022 (the “Resignation Date”) and in order to provide a smooth transition the Employee shall continue to be employed as a non executive employee of the Company until December 31, 2022 (the “Retirement Date”);

WHEREAS, on the Resignation Date, the Employee shall resign as Chief Financial Officer of the Company Group and the Employee shall cease to be an executive officer of the Parent provided that Employee shall continue to be a non executive employee of the Company until the Retirement Date;

WHEREAS, the Company wishes to provide the Employee with a retirement package, which is conditioned on the Employee’s timely execution of this Agreement and fulfilling his obligations in this Agreement;

NOW THEREFORE, in consideration of the promises, mutual covenants, and other good and valuable consideration set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.Termination of Employment; Resignation from Positions
a.The Parties agree that the Employee shall resign as Chief Financial Officer of the Parent and the Company and shall cease serving as an executive officer as of the Resignation Date. Effective as of the Resignation Date, Employee’s employment and any and all titles, positions, and appointments that the Employee holds with any member of the Company Group, whether as an officer, director, employee, consultant, trustee, committee member, agent, or otherwise, is hereby terminated as of the Resignation Date, and the Employee shall be deemed to have resigned from all such titles, positions, and appointments as of the Resignation Date; provided that Employee shall remain as a non – executive employee of the Company until the Retirement Date. Effective as of the Resignation Date, the Employee shall have no authority to act on behalf of any member of the Company Group and shall not hold himself out as having such authority, enter into any agreement, incur any obligations on behalf of any member of the

Company Group, commit any member of the Company Group in any manner, or otherwise act in an executive or other decision-making capacity with respect to any member of the Company Group. The Employee agrees to promptly execute such documents as the Company Group, in its sole discretion, shall deem necessary to effect such resignations. On the Retirement Date, the Employee shall resign from his position as a non executive employee of the Company.
b.Transition Period. During the period from the Resignation Date until the Retirement Date (the “Transition Period”), the Employee shall serve as a Strategic Advisor to the Chief Executive Officer (“CEO”).
2.Entitlements
a.Accrued Benefits. Regardless of whether or not the Employee signs this Agreement, the Employee shall be entitled to receive (x) any accrued but unpaid base salary through the Retirement Date, (y) any unpaid or unreimbursed business expenses properly incurred through the Retirement Date and timely submitted by the Employee in accordance with the Employment Agreement, and (z) any benefits provided upon a termination of employment under the Company’s employee benefit plans (other than any equity or severance plans, programs, or arrangements) in which the Employee participates, in accordance with the terms thereof, or otherwise required by law to be provided to the Employee upon a termination of employment (collectively, the “Accrued Benefits”). In addition, Employee shall be paid for any accrued but unused vacation/paid time off up to a maximum of two weeks and the Employee shall be permitted to retain his cell phone.
b.Bonus. The Employee shall continue to participate in the Management Incentive Bonus program (“MIB”) and remains eligible for an annual bonus for the 2022 plan year. Pursuant to the MIB the target bonus is 60% of the base salary of $370k resulting in a payout at 100% performance level of $220,000. 75% of such target bonus ($166,500) shall be guaranteed and paid out by March 15, 2023 at the same time bonuses are paid to active employees of the Company. For 2022, the Employee’s management by objectives portion of the MIB shall be deemed to be 100%. For the avoidance of doubt, if the MIB, based on actual performance pays out greater than a75% performance level, the Employee shall receive the greater amount.
c.Health Benefits. The Employee’s group medical, dental, and vision benefits shall end on the Retirement Date. Regardless of whether or not the Employee signs this Agreement, the Employee may elect to continue receiving group medical, dental, and vision insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. All premium costs shall be paid by the Employee on a monthly basis for as long as, and to the extent that, the Employee remains enrolled in COBRA continuation coverage. Subject to the Employee’s timely election of COBRA and payment of the employee portion of the premiums, during the nine-month period post Retirement Date, the Company will pay 70% of such premiums for the Employee family plan.
d.Equity Awards. The Employee acknowledges and agrees that Employee was previously granted 72,738 options to acquire shares of common stock of the Parent pursuant to that certain option award agreement dated April 22, 2021 (the “Option Agreement”) and 84,992 options pursuant to an option award agreement dated March 3, 2022 (the “Second Option

Agreement”) and the Employee was granted 830,929 shares of restricted stock of the Parent pursuant to that certain restricted stock award dated April 22, 2021 the “Restricted Stock Agreement”). Pursuant to the Option Agreement, 54,554 options are unvested and 84,992 options are unvested pursuant to the Second Option Agreement and all such unvested options under the Option Agreement and Second Option Agreement shall be cancelled in their entirety without payment on the Retirement Date. Pursuant to the Restricted Stock Agreement, 106,606 shares of restricted stock shall vest on June 27, 2022 and 106,606 shares of restricted stock shall vest on December 27, 2022 (the 106,606 shares scheduled to vest on December 27, 2022. the “Additional Vesting”) and Employee agrees that the remaining 426,424 shares of restricted stock shall be forfeited in their entirety on the Resignation Date. Employee acknowledges and agrees that Employee does not have any right to receive any other equity or equity based awards from the Company Group. Exhibit B sets forth a list of Employee’s equity grants and equity ownership.
e.D&O Coverage. Employee shall continue to be covered by the Company’s director and officer insurance coverage through the Retirement Date. The Company maintains D&O coverage in the ordinary course of business and will take no action which adversely limits or excludes Employee from its existing coverage. Such coverage is subject to the terms of the applicable policies.
f.Full Satisfaction. The Employee acknowledges and agrees that, except for the Accrued Benefits, the Employee is not entitled to any further payments from the Company or any member of the Company Group except as set forth in this Agreement. The Employee acknowledges and agrees that he is not entitled to and will not become entitled to any bonus for the 2023 year (which would otherwise be payable in 2024) or any future year. The Employee acknowledges and agrees that notwithstanding anything to the contrary in the Employment Agreement or any other agreement, the Employee shall not be entitled to any severance or separation pay.
3.Release; Continuing Obligations
a.Release. The Retirement Benefits (as defined below) are conditioned solely on (i) the Employee’s execution of a release of claims substantially in the form attached to this Agreement as Exhibit A (the “Release”) on or within twenty one (21) days following the Effective Date and not revoking the Release before expiration of the seven (7) day revocation period described therein, (ii) Employee’s execution and non revocation of a Second Release within 21 days following the Retirement Date and (iii) the Employee’s compliance with the Continuing Obligations and his obligations under this Agreement. The Employee acknowledges that pursuant to this Agreement he is receiving consideration to which he would not otherwise have been entitled but for this Agreement and the Release. The Employee further acknowledges that if he breaches the Continuing Obligations or his obligations under this Agreement including the Second Release, the Retirement Benefits shall cease and Employee shall be required to promptly repay such Retirement Benefits (and the value of any stock which vests as a result of the Additional Vesting), in addition to any other rights that the Company or Parent may have in law or in equity. Retirement Benefits means the Additional Vesting.

b.Second Release. On or within twenty one days following the Retirement Date, as a further condition to the receipt and retention of the Retirement Benefits Employee agrees that he will execute and deliver a second release and waiver of claims, which will be substantially in the sane form as the Release (except that the release of claims will be through and as of the Retirement Date and will become final and binding upon the expiration of the seven day revocation period after the Retirement Date, such date, the “Final Release Date”), to the Company. For the avoidance of doubt, if Employee does not deliver the second release and waiver of claims by the Final Release Date or revokes such release and waiver of claims by the Final Release Date, then Employee shall not receive the Retirement Benefits and to the extent the Employee has already received such Retirement Benefits, the Employee will promptly repay such amounts to the Company (including the value of any stock as a result of the Additional Vesting). The Company acknowledges and agrees that it will comply with its obligations under this Agreement.
c.Continuing Obligations (including noncompete, nonsolicit and nondisparagement). The Employee agrees to abide by the terms of all of the covenants and other provisions set forth in the Employment Agreement or any other agreement between the Employee and any member of the Company Group that by their terms survive the termination of the Employee’s employment, including, without limitation, those set forth in (w) Sections 9, 14 through 17 and Section 19 of the Employment Agreement, (x) Section 9 and Exhibit A of the Option Agreement and Second Option Agreement and (y) Section 8 and Exhibit A of the Restricted Stock Agreement, which covenants are incorporated herein and made a part hereof. The Employee’s continuing obligations described in this Section 3b are referred to collectively herein as the “Continuing Obligations.” The Company agrees to instruct its senior officers and directors not to disparage the Employee.
d.Cooperation. Subject to the terms of this Agreement, in the event that any action, suit, claim, hearing, proceeding, arbitration, mediation, audit, assessment, inquiry or investigation (whether civil, criminal, administrative or otherwise) (each, a “Proceeding”) is commenced by any governmental authority or other person or entity in connection with any member of the Company Group, during the three year period after the Retirement Date, Employee agrees to cooperate in good faith with Company Group to defend against such Proceeding and, if an injunction or other order is issued in any such Proceeding, to cooperate in good faith with the Company Group in its efforts to have such injunction or other order lifted. Such cooperation shall include, but not be limited to, attending any telephone or in-person meetings, conferences, interviews, depositions, hearings, proceedings or preparation sessions, and providing access to any relevant books and records in Employee’s control, in each case, as reasonably requested by Company Group or any of their respective representatives. The Company shall reimburse Employee for all reasonable out of pocket expenses in connection with such requests for cooperation.
e.Trade Secrets; Confidential Information. Notwithstanding anything to the contrary contained herein or in the Employment Agreement, the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose the Company’s trade secrets to the Employee’s attorney and use the trade secret information in the court proceeding if the Employee: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Notwithstanding anything to the contrary contained herein, nothing in this Agreement nor the Employment Agreement nor the Release shall prohibit the Employee from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Employee does not need the prior authorization of the Company or any other member of the Company Group to make any such reports or disclosures and the Employee is not required to notify the Company or any other member of the Company Group that the Employee has made such reports or disclosures.
4.Miscellaneous
a.Modification. This Agreement may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by the Parties.
b.Notices. Any notice given pursuant to this Agreement to any party hereto shall be deemed to have been duly given when mailed by registered or certified mail, return receipt requested, or by overnight courier, or when hand delivered as follows:

If to the Company Group:

Latham Pool Products, Inc.

Attention: Melissa Feck

787 Watervliet Shaker Road

Latham, NY 12119

Email: melissafeck@lathampool.com

with a copy (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention: Angelo Bonvino, Esq.
Email: abonvino@paulweiss.com

If sent to the Employee, to the last known address as updated on the Company’s records.

c.Successors. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, and assigns.

d.Taxes. The Company or any member of the Company Group, as applicable, may withhold from all amounts payable under this Agreement all federal, state, local, and foreign taxes that are required to be withheld pursuant to any applicable laws and regulations.
e.Section 409A. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), will be compliant with or exempt from Section 409A. Notwithstanding the foregoing, the Company shall have no obligation to indemnify or otherwise hold the Employee (or any beneficiary) harmless from any or all of such taxes or penalties. For purposes of Section 409A, each of the payments that may be made under this Agreement are designated as separate payments.
f.Severability. In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect. In addition, if any provision is determined to be invalid or unenforceable due to its duration and/or scope, the duration and/or scope of such provision, as the case may be, shall be reduced, such reduction shall be to the smallest extent necessary to comply with applicable law, and such provision shall be enforceable, in its reduced form, to the fullest extent permitted by applicable law.
g.Non-Admission. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Employee or on the part of any member of the Company Group.
h.Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware without giving effect to any principle of conflict of laws that would require the application of the law of any other jurisdiction.
i.Venue and Forum; Waiver of Jury Trial. Each Party irrevocably agrees for the exclusive benefit of the other that any and all suits, actions, and proceedings relating to this Agreement (each, a “Proceeding”) shall be maintained in either the courts of the State of Delaware or the federal District Courts sitting in Wilmington, Delaware (collectively, the “Chosen Courts”), and that the Chosen Courts shall have exclusive jurisdiction to hear, determine, and settle any Proceeding. Proceedings shall be brought only in the Chosen Courts. Each Party irrevocably waives any objection that he or it may have now or hereafter to the laying of the venue of any Proceeding in the Chosen Courts and any claim that any Proceeding has been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon him or it and may be enforced in the courts of any other jurisdiction. Each of the Parties hereto irrevocably and unconditionally agrees that (i) to the extent that such party is not otherwise subject to service of process in the State of Delaware, he or it will appoint (and maintain an agreement with respect to) an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other parties hereto of the name and address of said agent, (ii) service of process may also be made on such party by prepaid certified mail with a validated proof of mailing receipt constituting evidence of valid service sent to such party at the address set forth in this Agreement, as such address may be changed from time to time pursuant hereto, and (iii) service made pursuant to clause (i) or (ii) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.
j.Counterparts. This Agreement may be executed by one or more of the Parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument. Each Party hereto confirms that any facsimile copy of such party’s executed counterpart of this Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first written above.

LATHAM POOL PRODUCTS, INC.

By:	/s/ Scott M. Rajeski
Name: Scott M. Rajeski
Title: President & CEO

EMPLOYEE

/s/ J. Mark Borseth
J. MARK BORSETH

EXHIBIT A

GENERAL RELEASE

EXHIBIT A

Release of Claims

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, proceedings, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise. Capitalized terms used but not defined in this Release will have the meanings given to them in the Retirement Agreement dated June 12, 2022 by and between Latham Pool Products, Inc. (the “Company”), Latham Group, Inc., (“Parent”) and J. Mark Borseth (my “Retirement Agreement”).

For and in consideration of the Retirement Benefits, and other good and valuable consideration, I, for and on behalf of myself and my executors, heirs, administrators, representatives, and assigns, hereby agree to release and forever discharge Parent, the Company and each of its direct and indirect subsidiaries, and all of their respective predecessors, successors, and past, current, and future parent entities, affiliates, subsidiary entities, investors, directors, shareholders, members, officers, general or limited partners, employees, attorneys, agents, and representatives, and the employee benefit plans in which I am or have been a participant by virtue of my employment with or service to the Company and or Parent (collectively, the “Company Releasees”), from any and all claims that I have or may have had against the Company Releasees based on any events or circumstances arising or occurring on or prior to the date hereof and arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever my employment by or service to the Company or the termination thereof, including without limitation any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, intentional infliction of emotional distress, whistleblowing, or liability in tort, and claims of any kind that may be brought in any court or administrative agency, and any related claims for attorneys’ fees and costs, including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and any similar state or local law. I agree further that this Release may be pleaded as a full defense to any action, suit, arbitration, or other proceeding covered by the terms hereof that is or may be initiated, prosecuted, or maintained by me or my descendants, dependents, heirs, executors, administrators, or assigns. By signing this Release, I acknowledge that I intend to waive and release all rights known or unknown that I may have against the Company Releasees under these and any other laws.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph and that I have not filed any claim against any of the Releasees before any local, state, federal, or foreign agency, court, arbitrator, mediator, arbitration or mediation panel, or other body (each individually a “Proceeding”). I (i) acknowledge that I will not initiate or cause to be initiated on my behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waive any right that I may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, I understand that, by executing this Release, I will be limiting the availability of certain remedies that I may have against the Company and limiting also my ability to pursue certain claims against the Company Releasees.

By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding the generality of the foregoing, I do not release (i) claims to receive my Retirement Benefits in accordance with the terms of the Retirement Agreement or (ii) claims that cannot be waived by law. Further, nothing in this Release shall prevent me from (i) initiating or causing to be initiated on my behalf any claim against the Company before any local, state, or federal agency, court, or other body challenging the validity of the waiver of my claims under the ADEA (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC.

I acknowledge that I have been given at least 21 days in which to consider this Release. I acknowledge further that the Company has advised me to consult with an attorney of my choice before signing this Release, and I have had sufficient time to consider the terms of this Release. I represent and acknowledge that if I execute this Release before 21 days have elapsed, I do so knowingly, voluntarily, and upon the advice and with the approval of my legal counsel (if any), and that I voluntarily waive any remaining consideration period.

I understand that after executing this Release, I have the right to revoke it within seven days after its execution. I understand that this Release will not become effective and enforceable unless the seven-day revocation period passes and I do not revoke the Release in writing. I understand that this Release may not be revoked after the seven-day revocation period has passed. I understand also that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven-day period.

This Release will become effective, irrevocable, and binding on the eighth day after its execution, so long as I have not timely revoked it as set forth above. I understand and acknowledge that I will not be entitled to the Retirement Benefits unless this Release is effective on or before the date that is 30 days following the date of my termination of employment.

I hereby agree to waive any and all claims to re-employment with the Company or any of its affiliates and affirmatively agree not to seek further employment with the Company or any of its affiliates.

The provisions of this Release will be binding upon my heirs, executors, administrators, legal representatives, and assigns. If any provision of this Release will be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision will be of no force or effect. The illegality or unenforceability of such provision, however, will have no effect upon and will not impair the enforceability of any other provision of this Release.

This Release will be governed in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of law. Any dispute or claim arising out of or relating to this Release or claim of breach hereof will be brought exclusively in the Court of Chancery of the State of Delaware, or, if the Court of Chancery refuses to accept jurisdiction, the federal or state courts located in Wilmington, Delaware. By execution of this Release, I am waiving any right to trial by jury in connection with any suit, action, or proceeding under or in connection with this Release.

/s/ J. Mark Borseth
J. Mark Borseth
Date: 6/13/2022

Exhibit B

Type of Equity	Date of Grant	Number granted	Vested as of June 12, 2022	Unvested as of June 12, 2022
Restricted Stock	4.22.21	830,929 shares of restricted stock	191,293	639,636 (a)
Stock Options	4.22.21	72,738	18,184	54,554
Stock Options	3.3.22	84,992	0	84,992

(a) 106,606 shares of restricted stock will vest on June 27, 2022. An additional 106,606 shares of restricted stock shall vest on December 27, 2022 subject to Employee’s compliance with his obligations under this Agreement. All other shares of restricted stock shall be forfeited without payment.

All unvested options shall be cancelled without payment.

For clarification, in addition to the equity awards set forth above, Employee currently owns 241,085 shares of vested stock and in connection with the 191,293 shares of vested stock set forth in the first row of the table above, as of June 12, 2022, the Employee owns 432,378 shares of stock. As noted in (a) above, on June 27, 2022, the Employee shall vest in an additional 106,606 shares so his vested total shall be 538,984 and on December 27, 2022, Employee shall vest in an additional 106,606 shares so his vested total shall be 645,590.

The Company will cooperate in good faith and provide reasonable assistance to the Employee in order to ensure that any vested shares are transferred to eTrade, subject to compliance with applicable law.

Exhibit C

During the Transition Period, the Employee shall continue to be paid his current base salary (at an annual rate of $370,000) on a bi weekly basis. During the Transition Period, the Employee shall (i) assist with finance activities for the second and third quarter of 2022, (ii) assist with investor relations and earnings call support with the new CFO and CEO, (iii) provide support to the new CFO (including serving as a mentor) in order to ensure a smooth transition (including providing counsel on historic, strategic and policy issues), (iv) assist in the preparation of forecasting and the 2023 budget planning, (v) attend the board of directors meeting scheduled for August and (v) to perform such other duties and responsibilities as reasonably requested by the CEO and agreed to by the Employee (such agreement not to be unreasonably withheld). The Employee acknowledges and agrees that during the Transition Period Employee may not resign for Good Reason (as defined under the Employment Agreement).